Calculation of Filing Fee Tables
S-4
WASTE MANAGEMENT INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	3.875% Senior Notes due 2029 of Waste Management, Inc.	Other	485,084,000		$ 485,084,000.00	0.0001531	$ 74,266.36
Fees to be Paid	2	Other	Guarantee of 3.875% Senior Notes due 2029 of Waste Management, Inc. by Waste Management Holdings, Inc.	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 485,084,000.00		$ 74,266.36
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 74,266.36
Offering Note
[1]	(1A) The maximum aggregate offering price represents the aggregate principal amount of Waste Management, Inc.'s 3.875% Senior Notes due 2029 to be offered in the exchange offer to which the registration statement relates. (1B) The registration fee is calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

[2]	Waste Management Holdings, Inc. will fully and unconditionally guarantee the 3.875% Senior Notes due 2029 issued by Waste Management, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to each such guarantee.